Exhibit 4.4

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of October 1, 2013 and has been entered into by and among Nexstar Broadcasting, Inc., a Delaware corporation (the “Company”), Mission Broadcasting, Inc., a Delaware corporation (“Mission” and together with the Company, the “Issuers”), Nexstar Broadcasting Group, Inc. (“Parent”) and The Bank of New York Mellon, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuers and Parent have previously executed and delivered to the Trustee an indenture, dated as of April 19, 2010 (the “Indenture”) providing for the issuance of 8.875% Senior Secured Second Lien Notes due 2017 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that the Issuers, the guarantors party thereto, the Trustee and/or the Collateral Agent may, with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes) (the “Requisite Consents”), amend or supplement the Indenture, subject to certain limitations set forth in the Indenture; provided that, the release of all or significantly all of the Collateral from the Liens securing the Notes requires the consent of at least 75% in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, such Notes) (the “Requisite Collateral Consents”), voting as one class;

WHEREAS, each of the Issuers have been authorized by resolutions of their respective Board of Directors to enter into this Supplemental Indenture;

WHEREAS, the Issuers have offered to purchase for cash any and all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated September 17, 2013, as the same may be amended, supplemented or modified (the “Statement”);

WHEREAS, the Issuers desire to amend certain provisions of the Indenture, as set forth in Article I of this Supplemental Indenture (the “Proposed Amendments”);

WHEREAS, the Issuers have received and delivered to the Trustee the Requisite Consents and Requisite Collateral Consents to effect the Proposed Amendments under the Indenture; and

WHEREAS, all acts necessary to make this Supplemental Indenture the legal valid and binding obligation of each of the Issuers have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

AMENDMENTS TO THE INDENTURE

Section 101 Amendments to Articles 4, 5, 6, 11 and 12 of the Indenture. Upon written notification to the Trustee by the Issuers that they have accepted for purchase and payment (the “First Settlement Date”) all of the Notes validly tendered on or prior to 5:00 pm, New York City time, on September 30, 2013 pursuant to the Statement, then automatically (without further act by any person), the following amendments shall be made to the Indenture:

(a) The following sections of the Indenture and all references thereto in the Indenture will be deleted in their entirety and the Issuers and Parent shall be released from their obligations under the following sections of the Indenture:

•	Section 4.02. Maintenance of Office of Agency;

•	Section 4.03. Reports;

•	Section 4.04. Compliance Certificate;

•	Section 4.05. Taxes;

•	Section 4.06. Stay, Extension and Usury Laws;

•	Section 4.07. Restricted Payments;

•	Section 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;

•	Section 4.09. Incurrence of Indebtedness and Issuance of Preferred Stock;

•	Section 4.10. Asset Sales;

•	Section 4.11. Transactions with Affiliates;

•	Section 4.12. Liens;

•	Section 4.13 Additional Guarantees

•	Section 4.14. Business Activities;

•	Section 4.15. Corporate Existence;

•	Section 4.16. Offer to Repurchase Upon Change of Control;

•	Section 4.17. Limitation on Issuances of Guarantees of Indebtedness;

•	Section 4.18. Payments for Consent;

•	Section 4.19. Designation of Restricted and Unrestricted Subsidiaries;

•	Section 5.01. Merger, Consolidation, or Sale of Assets;

•	Article 11. Intercreditor Agreement; and

•	Article 12. Collateral

(b) Failure to comply with the terms of any of the foregoing Sections of the Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture.

(c) All Events of Default under the Indenture, with the exception of the failure to pay principal, premium or interest on the Notes, shall be deleted in their entirety, including all references thereto.

(d) All definitions set forth in Sections 1.01 and 1.02 of the Indenture that relate to defined terms used solely in covenants or sections deleted hereby shall be deleted in their entirety, including all references thereto.

ARTICLE II

MISCELLANEOUS

Section 201 Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 202 Instruments To Be Read Together. This Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes shall be bound hereby and thereby.

Section 203 Confirmation. The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 204 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Supplemental Indenture is executed, the provisions required by such Trust Indenture Act shall control.

Section 205 GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 206 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 207 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 208 Effectiveness; Termination. The provisions of this Supplemental Indenture will become effective immediately upon its execution by the Trustee in accordance with the provisions of Sections 9.02 of the Indenture; provided, that the amendments to the Indenture set forth in Article I of this Supplemental Indenture shall become operative as specified in Article I hereof. Prior to the First Settlement Date, the Issuers may terminate this Supplemental Indenture upon written notice to the Trustee (it being understood that the Issuers, subsequent thereto, will enter into a substitute supplemental indenture).

Section 209 Acceptance by the Trustee and Collateral Agent. The Trustee and Collateral Agent accept the amendments to the Indenture effected by this Supplemental Indenture and agree to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

Section 210 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

NEXSTAR BROADCASTING, INC.

By:	/s/ Thomas E. Carter
Name: Thomas E. Carter
Title: Executive Vice President and Chief Financial Officer

NEXSTAR BROADCASTING GROUP, INC.

By:	/s/ Thomas E. Carter
Name: Thomas E. Carter
Title: Executive Vice President and Chief Financial Officer

Signature Page to First Supplemental Indenture—2017 Notes

MISSION BROADCASTING, INC.

By:	/s/ Dennis Thatcher
Name: Dennis Thatcher
Title: President and Treasurer

Signature Page to First Supplemental Indenture—2017 Notes

THE BANK OF NEW YORK MELLON, as Trustee and Collateral Agent

By:	/s/ Francine Kincaid
Authorized Signatory

Signature Page to First Supplemental Indenture—2017 Notes